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Dated: October 7, 2002

                                  Exhibit 99.1

FMC Corporation Announces Improved Outlook for Third Quarter Earnings

PHILADELPHIA, October 7, 2002 -- FMC Corporation (NYSE: FMC) announced today that earnings for the third quarter are expected to be approximately 78 cents per share, 5 cents higher than the current consensus estimate in First Call, due to stronger than expected sales in Agricultural Products and lower overhead costs in both Agricultural Products and Industrial Chemicals.

     According to William G. Walter, FMC chairman, president and chief executive officer: "Our Agricultural Products segment has enjoyed strong sales in the quarter driven by high insect infestation levels in North America, growth in new labels for some of our proprietary chemistries and a shift in demand from the second quarter. Furthermore, cost reduction programs in both the Agricultural Products and Industrial Chemicals segments are yielding significant improvements to our operating margins. While our outlook on broad economic recovery is still very cautious, I am optimistic about the improvements we continue to make in our businesses."

     FMC will release third quarter earnings after the close of the market on October 29th, 2002, and hold a conference call at 11AM EST on October 30th, which will be available via webcast at ir.fmc.com.

     FMC Corporation is a diversified chemical company serving agricultural, industrial and specialty markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,700 people throughout the world. The company divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

         Safe Harbor Statement under the Private Securities Act of 1995:
Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2001 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

                                  End of Filing